UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2007

Oracle Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51788	54-2185193
(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, CA	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 506-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On March 12, 2007, William Corey West accepted our offer to become Oracle Corporation’s Vice President, Corporate Controller and Chief Accounting Officer starting April 2, 2007. Corey West, age 44, served as Intuit Inc.’s Director of Accounting from August 2005 to the present, where he was responsible for financial and SEC reporting, revenue recognition, technical accounting, merger and acquisition financial due diligence and stock administration, among other duties. Prior to joining Intuit, Mr. West served as The Gap, Inc.’s Assistant Controller from April 2005 to August 2005, and as Vice President Finance for Cadence Design Systems, Inc.’s product business from June 2001 to April 2005. From January 2001 to June 2001, he was Vice President Finance and Corporate Controller at Adecco, Inc. and from October 1998 to November 2000 he served at various positions with Resource Phoenix.com, most recently as its President and Chief Operating Officer. Mr. West spent 14 years, from December 1984 to October 1998, with Arthur Andersen LLP, most recently as a partner.

Mr. West’s employment with us will be at-will. His starting annual base salary will be $325,000, and he will be eligible to participate in our Global Performance Bonus Plan. Mr. West’s target bonus under this program for fiscal year 2007 will be $100,000, which will be awarded based on corporate and individual performance. At the next meeting of the Compensation Committee of the Board of Directors after Mr. West’s start date, a proposal will be submitted to grant Mr. West an option to purchase 100,000 shares of our common stock under our Amended and Restated 2000 Long-Term Equity Incentive Plan. When Mr. West joins us in April, we also expect to enter into our standard form of indemnification agreement with him pursuant to which we will indemnify him for certain actions he takes in his capacity as our chief accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Date: March 13, 2007	By:	/s/ Safra A. Catz
	Name:	Safra A. Catz
	Title:	President and Chief Financial Officer